Exhibit 99.2

For further Information:

At the Company:	At The Investor Relations Company:	Corporate Headquarters Address:
Ron Santarosa	Tad Gage or Woody Wallace	1880 Century Park East, Suite 800
805-322-9333	312-245-2700	Los Angeles, CA 90067

For Immediate Release

First California Names Walter Duchanin Chief Credit Officer

Los Angeles, CA, October 29, 2007 – First California Financial Group, Inc. (Nasdaq:FCAL), today announced Walter Duchanin, 54, is joining the company in mid-November as executive vice president and chief credit officer. Duchanin, a respected Southern California banking veteran, brings to First California more than two decades of experience as a high-level credit administrator.

Duchanin was most recently executive vice president and chief credit officer at Preferred Bank (Nasdaq:PFBC), based in Los Angeles. He served as the senior credit executive at the $1.6 billion bank for 16 years. Before joining Preferred, he held credit-management positions at several Southern California financial institutions.

“First California’s emphasis on maintaining the highest level of credit and asset quality made it imperative for us to find someone of Walt’s seniority and proven performance,” said C. G. Kum, First California’s president and CEO. “He has over two decades as a credit administrator. Under Walt’s leadership in the credit area, Preferred has become known for its high asset quality. His skills and accomplishments are consistent with our pursuit of high credit standards.

“Walt also understands the various levels of credit and market risk throughout our region. His market-specific knowledge will help us make sound credit decisions and also take advantage of opportunities to prudently grow our loan portfolio. Finally, Walt brings to First California experience as a senior executive at a publicly held corporation, which will further enhance the depth and breadth of our senior management team,” continued Kum.

Duchanin said: “I look forward to joining a company as thoroughly committed to maintaining high standards for asset quality as First California. This is an outstanding opportunity to apply my experience in assessing and managing credit and to work with an emerging participant in this exciting market.”

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets exceeding $1 billion, the company operates throughout Southern California, primarily under the First California Bank brand. The bank’s focus is the commercial market, particularly small- and middle-sized businesses and commercial real estate, development and construction concerns. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products through 12 full-service branch offices and one loan production office. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the hiring of a new executive vice president and chief credit officer and his incorporation into the management team of First California, the operation and oversight of First California’s credit administration department and opportunities to grow First California’s loan portfolio. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward- looking statements. Risks and uncertainties include, but are not limited to, the impact of the current national and regional economy on small business loan demand in Southern California, loan delinquency rates, the ability of First California and its subsidiaries to retain customers, interest rate fluctuations and the impact on margins, demographic changes, demand for the products and services of First California and its subsidiaries, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, CA 90067. Attention: Investor Relations. Telephone (310) 282-6703.

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